Exhibit 10.4

Employment Agreement

This updated agreement made and entered into this September 10, 2018, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and Douglas P. Baker, hereinafter referred to as the “Employee”.

The Employer is engaged in the business of Pharmaceutical and healthcare promotion to physicians and consumers through their electronic platforms and other means and desires Douglas P. Baker to serve as the Chief Financial Officer for the company.

Base Compensation. Your annual base salary is $220,000, payable at a rate of $9,167.67 per semi-monthly pay period, representing payment for all hours worked (“Base Compensation”). Your Base Compensation is payable in accordance with the Company’s regular practices.

Bonus. In addition to your Base Compensation, you will be eligible to participate in the Company’s executive bonus plan, subject to its terms and conditions, with an annual target bonus of 40 % of your Base Compensation. The bonus plan also includes a change of control bonus as set forth in the plan. Subject to board approval and registration of the plans and related legal compliance, you will also have the option to take the bonus in equity or in a split 50/50 arrangement with 50% in cash and 50 % in equity. The option to take all, or a portion, of your bonus in equity is at your discretion.

Employee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs generally offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. Currently, we offer employees a 401(k) plan, group medical and dental insurance and short and long term disability benefits. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Job Responsibilities. As Chief Financial Officer, your responsibilities include oversite and management of all financial and human resources activities, as well as other duties from time-to-time assigned by the CEO. You shall use your best efforts and devote your full time and attention to the business of the Company on a full time basis and shall at all times faithfully and industriously and to the best of your ability, experience and talent, perform all of the duties that may be required of you pursuant to the terms hereof. During the term hereof you shall not engage in any other new employment or consulting activities without the express written consent of the Company other than civic, charitable and/or religious activities, directing your own passive investments and/or serving on boards of directors of other entities so long as such activities do not interfere or conflict with your duties hereunder as reasonably determined by the Company.

Expense Reimbursement. The Company will reimburse you for all approved business travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship. You also have the right terminate your employment with the company at any time for any reason on thirty days’ prior written notice.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your continued employment with the Company and the increase in compensation reflected herein, you will be required to execute and return to the Company the enclosed Business Protection Agreement.

Conflicts of Interest and Gifts. You will promptly disclose all current and potential interests, direct or indirect, in any entity dealing with the Company which may affect actions and decisions made by you as a representative of the Company, and fully disclose any gift which raises any reasonable possibility of conflict of interest.

Compliance. Unless otherwise directed by the CEO or Board of Directors, you will to the best of your knowledge comply with all applicable laws and Company policies in performing your duties hereunder including federal and state securities laws.

Severance Pay. If your employment agreement is terminated at any time by the Company without cause, which termination shall be effective immediately upon the date of delivery of written notice to you (or at such later date as otherwise specified in such notice), the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of twelve (12) months following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

Except as set forth herein, or as set forth in your option agreements, or as may be required by applicable law, you have no right to any specific compensation or benefits, and the Company shall have no obligations to pay any salary, bonus, severance payment, accrued vacation or other amounts in connection with any termination of your employment or attributable to the period after termination.

409A. To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this agreement (or referenced in this agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

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Change of Control “Change in Control” means: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

Section 280G

If any of the payments or benefits received or to be received by you from the Company (including, without limitation, any payment or benefits received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this letter agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to you, no later than the time such Excise Tax is required to be paid by you or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

Required I-9 Documentation. Your employment with the Company is also subject to you providing, if you have not already done so, the Company with proof of your legal right to work in the United States by completing the Form I-9 and providing Company with the accepted documents specified on the Form I-9.

Certifications. By signing this letter, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. .

Additionally, by signing this letter, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, state the terms of your employment and supersede and cancel any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

Accepted by Employer:		Accepted by Employee:

/s/ William J. Febbo	09/10/18	/s/ Douglas P. Baker	09/10/18
William J. Febbo	(Date)	Douglas P. Baker	(Date)

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